Exhibit 99.1

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS FEBRUARY SALES

-- Comparable store sales increase 3.7% --

HOUSTON, TX, March 3, 2005 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the four-week period ended February 26, 2005 increased 5.1% to $92.3 million from $87.8 million in the prior year four-week period ended February 28, 2004.

The Company noted that most of its merchandise departments achieved comparable store sales increases during the month, with the greatest increases occurring in accessories, women's special sizes, footwear and cosmetics.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "We are very pleased with our February sales results.  It is especially gratifying to note that this year's comparable store sales growth of 3.7% was on top of a very strong increase of 8.0% last year."

Mr. Scarborough concluded, "Looking forward, we anticipate that our comparable store sales results for March will benefit from the Easter calendar shift from April 11th last year to March 27th this year.  Conversely, we expect that our sales results for April will be negatively impacted by the calendar shift.  For the first quarter, we are projecting an overall comparable store sales increase in the low single digits range."

                                                                        SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
Fiscal Period	% Increase (Decrease) 2005 2004		($ in Millions) 2005 2004
February	3.7%	8.0%	$92.3	$87.8

--more--

Stage Stores Reports February Sales

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Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 528 stores located in 29 states.  The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states.  For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's expected impact from the Easter calendar shift and its outlook for comparable store sales in the first quarter of the 2005 fiscal year.  The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 15, 2004, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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